Exhibit 8.1

RSM US LLP

1250 H Street
Suite 1000

Washington DC 20005

www.rsmus.com

February 8, 2023

Board of Directors

Inpixon

2479 E. Bayshore Road

Suite 195

Palo Alto, CA 94303

Re: Spinoff of CXApp Holding Corp. from Inpixon and Acquisition of CXApp Holding Corp. by KINS Technology Group Inc.

Ladies and Gentlemen:

We have acted as tax advisor to Inpixon (“Inpixon” or “you”), a Nevada corporation, in connection with (i) the contribution of certain assets and liabilities by Inpixon to CXApp Holding Corp. (“SpinCo”), a Delaware corporation and newly formed subsidiary of Inpixon (the “Contribution”); (ii) the distribution of the outstanding shares of the SpinCo common stock by Inpixon to its shareholders (the “Distribution” and, together with the Contribution, the “Spinoff”) and certain security holders;1 and (iii) after the Spinoff and pursuant to the same plan, the acquisition of SpinCo by KINS Technology Group Inc. (“KINS”), a blank check Delaware corporation and special purpose acquisition company, through the merger of its wholly owned subsidiary, KINS Merger Sub Inc. (“Merger Sub”), with and into SpinCo (the “Merger” and, together with the Spinoff, the “Transactions”). You have requested our opinion regarding the U.S. federal income tax consequences of the Spinoff and the Merger (the “Opinion”).

The Spinoff will be effected pursuant to the terms of the Separation and Distribution Agreement, dated as of September 25, 2022, by and among Inpixon, SpinCo, Design Reactor, and KINS (the “Separation Agreement”). The Merger will be effected pursuant to the terms of the Agreement and Plan of Merger, dated as of September 25, 2022, by and among KINS, Merger Sub, Inpixon, and SpinCo (the “Merger Agreement”).

1 Inpixon will distribute less than 1% of the SpinCo common stock to certain holders of Inpixon warrants. Those warrant holders will not exchange their Inpixon warrants for SpinCo common stock; as a result, their receipt of SpinCo stock is not covered by paragraphs 1-9 of this Opinion below.

Board of Directors

Inpixon

February 8, 2023

Any capitalized term used and not defined herein has the meaning given to it in the agreements listed on Schedule A and attached hereto (collectively, the “Agreements”). References to any agreement or document include all schedules and exhibits thereto.

At your request, and in connection with the Registration Statement on Form S-4 filed by KINS with the Securities and Exchange Commission (“SEC”) in connection with the Transactions, dated as of October 19, 2022, as amended, together with the exhibits attached thereto (the “KINS Registration Statement”), and the Registration Statement on Form S-1 filed by SpinCo with the SEC in connection with the Transactions, dated October 20, 2022, as amended, together with the exhibits attached thereto (the “SpinCo Registration Statement” and, together with the KINS Registration Statement, the “Registration Statements”), we are rendering our Opinion concerning the material United States (“U.S.”) federal income tax consequences of the Transactions. In rendering our Opinion, we have examined and are relying upon, with the consent of Inpixon, the truth, accuracy, and completeness of the statements, covenants, representations, and warranties (without any independent investigation or review thereof) contained in the following documents: (i) the Agreements listed on Schedule A and attached hereto; (ii) the Registration Statements; (iii) the officer’s certificate furnished to us by Inpixon, dated as of the date hereof (the “Inpixon Officer’s Certificate”); (iv) the officer’s certificate furnished to us by KINS, dated as of the date hereof (the “KINS Officer’s Certificate” and, together with the Inpixon Officer’s Certificate, the “Officer’s Certificates”); and (v) such other documents as we have considered necessary or appropriate as a basis for this Opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents delivered to us as originals, the conformity to original documents of all documents provided to us as duplicates or confirmed copies, and the authenticity of originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

As to certain facts material to this Opinion, we have relied upon the statements and representations set forth in the Officer’s Certificates. We have assumed that such statements and representations are true, correct, and complete as of the date hereof and will continue to be true, correct, and complete without regard to any qualification as to knowledge, belief, or otherwise. We have also assumed that the Spinoff, Merger, and the other transactions contemplated by the Agreements will be consummated in accordance with their terms and in the manner described in the Registration Statements, and that none of the material terms or conditions contained therein will be waived or modified in any respect. This Opinion is expressly conditioned upon, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and warranties set forth in the documents referred to above, including those contained in the Officer’s Certificates. Any change or inaccuracy in or to such facts, information, covenants, representations, or warranties (including on account of events occurring after the consummation of the Transactions) could affect one or more of the conclusions stated herein.

Board of Directors

Inpixon

February 8, 2023

This Opinion relates solely to the material U.S. federal income tax consequences of the Transactions, and no opinion is expressed (and none should be inferred) as to the tax consequences under any foreign, state or local tax law, or under any U.S. federal tax laws other than those pertaining to the income tax. Specifically, no opinion is expressed (and none should be inferred) regarding (a) whether Inpixon is subject to tax on the Distribution due to one or more persons acquiring a 50% or greater interest in the stock of Inpixon or SpinCo as a part of a plan or series of related transactions (within the meaning of section 355(e)) that includes the Distribution; (b) whether Inpixon is subject to tax on the Distribution as a result of the Distribution being a disqualified distribution (within the meaning of section 355(d)); (c) the U.S. federal income tax consequences to holders of Inpixon securities that receive SpinCo stock without surrender of those securities; or (d) the U.S. federal income tax consequences of the Transactions other than those specified in paragraphs 1-9 of our opinion below.

We are furnishing this Opinion to you solely for your benefit in connection with the transactions contemplated by the Agreements and for inclusion in the Registration Statements. This Opinion may not be relied upon by any other party without our prior written consent, nor may it be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This Opinion is subject to the following general conditions:

Our analysis and conclusions relate solely to U.S. federal income tax consequences under the Internal Revenue Code, as amended (the “Code”), and other authorities, as of the date of this Opinion, and we have not addressed the tax consequences to you under any other Federal, state, local, or foreign tax law. This Opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Subsequent changes in the Code or applicable Treasury Regulations, or the issuance of new case or ruling authority, could materially and adversely affect our analysis and conclusions. We assume no obligation to revise or supplement this Opinion should the present U.S. federal income tax laws be changed by any legislation, judicial decisions, or otherwise.

This Opinion is limited to advice concerning the tax issues enumerated herein, and it does not consider all of the issues that may arise in connection with the application of the tax rules to the transactions and items discussed. Our analysis and conclusions are limited to discussing the enumerated tax consequences to the addressee arising from the transactions described in this Opinion. It may be possible that there are alternative transaction structures or accounting methods that offer more favorable tax consequences. This Opinion is not an endorsement of any particular transaction structure or accounting method nor is it a recommendation that any addressee proceed with any transaction or accounting method described in this memorandum.

Board of Directors

Inpixon

February 8, 2023

The Code requires that you disclose on your federal tax return certain “reportable transactions,” including “listed transactions.” There are significant financial penalties for failure to disclose these transactions and these penalties apply even if the transaction does not lead to an understatement of tax. Certain states require similar disclosures on your state tax returns. Except as expressly provided in this opinion, we have not reviewed any transaction to determine whether it is a “reportable transaction” or a “listed transaction.”

Our analysis and conclusions are based upon our interpretation of the applicable law, regulations, and certain case and ruling authority as of the date of this Opinion. Some of these matters are not free from doubt, and our analysis and conclusions are not binding on the Internal Revenue Service, any state, local, or foreign tax authority, or on any court. Our analysis and conclusions are based upon our professional judgment and are not a guarantee of the ultimate tax consequences described in this Opinion.

Based upon and subject to the foregoing, it is our opinion that, under current U.S. federal income tax law:

1.	The Contribution, followed by the Distribution (i.e., collectively, the Spinoff) will qualify as a reorganization under sections 355 and 368(a)(1)(D). Inpixon and SpinCo will each be a “party to the reorganization” within the meaning of section 368(b).

2.	The shareholders of Inpixon will not recognize any gain or loss, and will not otherwise be required to include any amount in income, upon the receipt of SpinCo common stock in the Distribution. Section 355(a)(1).

3.	Inpixon will not recognize any gain or loss on the Contribution. Section 361(a) and (b); Section 357(a).

4.	Each Inpixon shareholder’s aggregate tax basis in the Inpixon stock and the SpinCo common stock immediately after the Spinoff will be equal to the aggregate basis of the Inpixon stock that the shareholder holds immediately before the Spinoff, allocated between the Inpixon stock and the SpinCo common stock in proportion to the fair market value of each. Sections 358(b)(2) and (c); Treas. Reg. § 1.358-2(a)(2).

5.	Each Inpixon shareholder’s holding period in the SpinCo common stock received in the Spinoff will include the holding period of the Inpixon stock with respect to which the Distribution is made, provided that the shareholder holds such Inpixon stock as a capital asset on the date of the Spinoff. Section 1223(1).

6.	The Merger will constitute a reorganization within the meaning of section 368(a). SpinCo, KINS, and Merger Sub will each be a “party to the reorganization” within the meaning of section 368(b).

Board of Directors

Inpixon

February 8, 2023

7.	The shareholders of SpinCo will not recognize any gain or loss on the exchange of their SpinCo common stock for KINS common stock in the Merger. Section 354(a)(1).

8.	The aggregate tax basis of KINS common stock received by a SpinCo shareholder will equal the tax basis of such shareholder’s SpinCo common stock exchanged in the Merger. Section 358(a)(1).

9.	The holding period of the KINS common stock received by a SpinCo shareholder in the Merger will include the holding period of the KINS stock surrendered, provided that the shareholder holds such SpinCo common stock as a capital asset on the date of the Merger. Section 1223(1).

We are furnishing this Opinion to you solely in connection with the Spinoff, the Merger, and the Registration Statements. We hereby consent to the use of our name under the caption “United States Federal Income Tax Considerations – Treatment of the Distribution” and “– Tax Consequences of the Merger to Holders of CXApp Common Stock” in the Registration Statements. We also hereby consent to the filing of this Opinion with the SEC as Exhibit 8.1 to the Registration Statements. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ RSM US LLP

Board of Directors

Inpixon

February 8, 2023

Schedule A

1.	Separation and Distribution Agreement, by and among, Inpixon, CXApp Holding Corp., Design Reactor, Inc., and KINS Technology Group Inc., dated as of September 25, 2022, and the exhibits attached thereto.

2.	Contribution Agreement, by and among Inpixon, CXApp Holding Corp., and Design Reactor, Inc., draft dated as of Feb. 1, 2023, and the exhibits attached thereto.

3.	Tax Matters Agreement, by and among, KINS Technology Group Inc., Inpixon, and CXApp Holding Corp., and the exhibits attached thereto, draft included with the Registration Statements.

4.	Transitions Services Agreement, by and between Inpixon and Design Reactor Inc., and the exhibits attached thereto, draft included with the Registration Statements.

5.	Agreement and Plan of Merger, by and among KINS Technology Group Inc., KINS Merger Sub Inc., Inpixon, and CXApp Holding Corp., dated as of September 25, 2022, and the exhibits attached thereto.